FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust II

Fund	Fidelity Connecticut Municipal Money Market Fund
Trade Date	1/18/13
Settle Date	1/24/13
Security Name	GREENWICH CT 4% 1/15/14
CUSIP	396784JE1
Price	103.729
Transaction Value	$4,356,618.00
Class Size	$ 21,000,000
% of Offering	20.00%
Underwriter Purchased From	Morgan Stanley & Co. LLC
Underwriting Members: (1)	Morgan Stanley & Co. LLC
Underwriting Members: (2)	Raymond James & Associates, Inc
Underwriting Members: (3)	Jefferies & Company, Inc.
Underwriting Members: (4)	Fidelity Capital Markets
Underwriting Members: (5)	Winslow Evans & Crocker, Inc.
Underwriting Members: (6)	Stockcross Financial Services Inc.